Transition Agreement

Between:	Gryphon Gold Corporation	(the "Company")
And:	Tony Ker	(the "Employee")

WHEREAS the Employee has expressed a desire to retire from the Company no later than 31 August 2008 and to retire as a Director of the Board concurrent with the election of new Directors at the September 4, 2008 Annual General Meeting;

AND WHEREAS the parties are desirous of effecting a successful transition for the Employee and the Company in this regard;

THEREFORE, the parties agree to resolve any and all issues as follows:

1. In consideration of the fact that the Employee will be retiring from the Company, any stock options that are vested if or when he should step down from the board will be maintained in accordance with the terms of the stock option plan for their full term. Any stock options that are not vested should he not be either an officer or Consultant or Director of the Company will expire immediately;

2. The Employee agrees to execute any additional reasonable documents requested by the Company in relation to his role either as an employee or Director at the same time as he executes this Agreement;

3. The Employee and the Company will execute a mutual Release much as in the form attached as Appendix "A" at the same time as execution of this Agreement. This release is conditional upon the Company performing its obligations as identified in paragraphs 1, 2 , 3 and 7-13 in this Agreement;

4. In consideration of the performance of the Employee's obligations as noted above in paragraphs 4 and 5 of the Agreement, the Company agrees to pay the Employee the equivalent of 12 months at $12,500 per month to be paid as follows; on a monthly basis the sum of C$12,500, less applicable statutory deductions, provided however, if at any time after January 1, 2009 the Company has US$3 million or more in available cash balances, any unpaid amounts shall become immediately due and payable, less applicable statutory deductions..

5. The Company will continue paying the premium payments for the Employee and his family's medical benefits as if he were still an Employee for a 12 month period from September 1, 2008 through August 31st, 2009 and as long as the Employee applies within 30 days of August 31st, 2009 he will be able to start on a new medical plan with the same benefits provider as long as Employee pays for the expense himself;

6. The Company will pay for the Employees parking for 12 months beginning September 1, 2008 and he will be able to maintain the parking stall after that date for as long as the Employee pays for the expense himself ;

7. The Company will transfer ownership of the laptop, home computer and blackberry, all of which the Employee is currently using, to the Employee on September 1, 2008;

8. The Company will pay the Employees reasonable legal and accounting expenses related to the preparation and advice of this agreement.

9. Upon the signing of this Agreement by the Employee, the Employee acknowledges his irrevocable agreement to the terms of this Agreement as does the Company;

10. This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it;

11. The Employee acknowledges that it was recommended to him by the Company that he obtains independent legal advice before executing this Agreement and that by executing this Agreement he represents that he has had the opportunity to do so.

Signed this 21 day of July 2008 in Vancouver, British Columbia.

Tony Ker

Signed this 21 day of July 2008 in Vancouver, British Columbia.

Michael K. Longinotti

CFO and Secretary

Appendix "A"

Mutual Release

For and in consideration of the sum of the terms outlined in the Agreement which is attached, and other good and valuable consideration, (the receipt and sufficiency of which is hereby acknowledged) Tony Ker (the "Releasor"), does for himself, his heirs, executors, administrators, agents and assigns, hereby remise, release and forever discharge **Gryphon Gold Corporation,** its officers, directors, employees, agents, members, trustees, predecessors, successors, assigns, subsidiaries, parents, and associated entities (the "Releasees"), of and from all manner of action, cause and causes of actions (including any action for wrongful dismissal), contracts, suits, complaints, debts, dues, sums of money, expenses, damages, costs, claims and demands of any and every kind in nature whatsoever, at law or in equity, or under any statute, previously existing or existing at the present time, by reason of or in any way arising out of or relating to his employment or the termination of his employment.

The Releasees do hereby remise, release and forever discharge the Releasor, his heirs, executors, administrators, agents and assigns from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims and demands whatsoever which it had, now has, or hereafter can, shall or may have for any reason or cause, matter or thing whatsoever, existing up to the effective date of this Release and in particular, without limiting the above, arising out of or concerning any acts or omissions of the Releasor during his employment, office, or other relationships with the Releasees.

It is understood and agreed that this is a compromise settlement of a disputed claim and that the consideration for this Release shall not be deemed to be or be construed as an admission of liability by the Releasees.

It is further understood and agreed that for the consideration expressed herein the Releasor agrees not to make any further claim or take any proceedings whatsoever against the Releasees or any other person, society, company, corporation or other legal entity who might claim contribution or indemnity from the Releasees in respect of matters which are the subject matter of this Release.

It is further understood and agreed that the Releasor agrees to indemnify and save harmless the Releasees in the event that the Releasees incurs liability from The Canada Revenue Agency, Canada Pension Plan or Human Resources Development Canada as a result of the payment made by the Art Institute of Vancouver to the Releasor.

It is further understood and agreed that the terms of this settlement between the parties and the contents of this Release are strictly confidential. The Releasor shall not disclose any

of the terms of settlement or this Release to any person, except the Releasor's spouse, legal counsel, or as required by law.

The Releasor acknowledges that he has read the above Release and has had the opportunity to receive independent legal advice with respect thereto and understands that the above Release contains a full and final release of all claims including those he has or may have against the Releasees relating to his past services, the termination of same and the other matters listed herein.

It is understood and agreed that the terms of this Release are contractual and not a mere recital.

In witness whereof the Release has been executed this 21 day of July, 2008.

Signed, Sealed and Delivered by Tony Ker in the presence of:

[signature]
Signature of Witness

Lisanna Lewis
Name of Witness

48-6300 Lowden Rd
Address

Controller, Treasurer
Occupation

[signature]
Tony Ker

The Corporate Seal of Gryphon Gold Corporation was hereunto affixed in the presence of:

[signature]
Authorized Signatory CFO & Secretary

C/S

Authorized Signatory